EXHIBIT 16.1

October 25, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 18, 2021, to be filed by our former client, FCCC, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

Somerset CPAs, PC

Certified Public Accountants